Exhibit 21.1

List of Subsidiaries of Vertis, Inc.

As of December 31, 2007

Enteron Group, LLC

Laser Tech Color Mexico, S.A. de C.V.

USA Direct, LLC

Vertis Digital Services Limited (EU)

Vertis Fragrance SARL (France)

Vertis Mailing, LLC

Vertis Receivables II, LLC

Webcraft, LLC

Webcraft Chemicals, LLC